Exhibit 99.1

CDW Corporation Announces Upsizing and Pricing of Registered Offering of $600 Million of Senior Notes due 2025

LINCOLNSHIRE, III., Feb. 23, 2017 (GLOBE NEWSWIRE) — CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, Canada and the United Kingdom, today announced that its wholly owned subsidiaries CDW LLC and CDW Finance Corporation (together, the “Issuers”) have priced an offering of $600,000,000 in aggregate principal amount of 5.0% senior notes due 2025 (the “Notes”), representing an increase of $100,000,000 in aggregate principal amount from the initially proposed offering size, in an offering registered under the Securities Act of 1933, as amended (the “Notes Offering”). The Notes were priced at 100% of par. The sale of the Notes is expected to be completed on March 2, 2017, subject to customary closing conditions.

The Issuers intend to use the proceeds from the Notes Offering, together with cash on hand and borrowings under CDW LLC’s senior secured asset-based revolving credit facility, to fund the redemption of all of their outstanding $600 million aggregate principal amount of Senior Notes due 2022 (the “2022 Senior Notes”) and to pay related fees and expenses. The Issuers currently expect to issue a notice of redemption to holders of the 2022 Senior Notes upon the closing of the Notes Offering.

The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by CDW Corporation and by certain of CDW LLC’s current and future direct and indirect wholly owned domestic subsidiaries.

J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Goldman, Sachs & Co. and RBC Capital Markets, LLC are acting as joint book-running managers and U.S. Bancorp Investments, Inc., MUFG Securities Americas Inc., Capital One Securities, Inc. and HSBC Securities (USA) Inc. are acting as co-managers for the Notes Offering. The Notes Offering is being made only by means of a prospectus supplement and an accompanying base prospectus. Copies of the preliminary prospectus supplement and the accompanying base prospectus relating to the Notes Offering may be obtained from (i) J.P. Morgan Securities LLC, 383 Madison Avenue, 3rd Floor, New York, NY 10179, Attention: Syndicate Desk or by telephone (toll-free) at (800) 245-8812, (ii) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, by telephone (toll-free) at (866) 718-1649 or by e-mail at prospectus@morganstanley.com, (iii) Wells Fargo Securities, LLC by telephone (toll-free) at (800) 326-5897, (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attention: Prospectus Department, or e-mail dg.prospectus_requests@baml.com, (v) Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone (toll-free) at (888) 603-5847 or by e-mail at barclaysprospectus@broadridge.com, (vi) Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, by telephone (toll free) at (866) 471-2526, by facsimile at (212) 902-9316 or by e-mail at prospectus-ny@ny.email.gs.com, (vii) RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor New York, New York 10281, Attention: Leveraged Finance Capital Markets; or by telephone at 1-877-280-1299, (viii) U.S. Bancorp Investments, Inc. by telephone (toll-free) at (877) 558-2607, (ix) MUFG Securities Americas Inc. by telephone (toll-free) at (877) 649-6848, (x) Capital One Securities, Inc. by telephone (toll-free) at 1.800.666.9174 or (xi) HSBC Securities (USA) Inc. by telephone (toll-free) at (866) 811-8049.

CDW Corporation, the Issuers and the subsidiary guarantors of the Notes filed a Registration Statement on Form S-3ASR, which was effective upon filing on October 16, 2014, including a base prospectus dated October 16, 2014, and a preliminary prospectus supplement dated February 23, 2017, to which this communication relates. Copies of the Registration Statement on Form S-3ASR, the base prospectus and the preliminary prospectus supplement and, when available, copies of the final prospectus supplement can be accessed through the Securities and Exchange Commission’s website at www.sec.gov.

This press release is for informational purposes only and shall not constitute (i) an offer to sell or the solicitation of an offer to buy the Notes or any other securities or (ii) an offer to buy, or a notice of redemption with respect to, the 2022 Senior Notes or any other securities. The Notes Offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the Notes Offering and the anticipated redemption of the 2022 Senior Notes. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control that could cause actual results to differ materially from those described in such statements. Such risks and uncertainties include, but are not limited to, whether the Issuers will consummate the Notes Offering, which is subject to customary closing conditions, and the anticipated use of the proceeds of the Notes Offering. Although CDW believes that the forward-looking information presented in this press release are reasonable, it can give no assurance that such expectations will prove to have been correct; it is not a guarantee of future events and actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs approximately 8,500 coworkers. For the year ended December 31, 2016, the company generated net sales of nearly $14 billion. For more information about CDW, please visit www.CDW.com.

Contact:

Investor Inquiries:

Sari L. Macrie, CFA

Vice President, Investor Relations

(847) 968-0238

Media Inquiries:

Mary Viola

Vice President, Corporate Communications

(847) 968-0743

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